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                                                                     EXHIBIT 5.1

                    [Alston & Bird Letterhead appears here]


                              One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                 404-881-7000
                               Fax: 404-881-4777


                                December 2, 1997

Premiere Technologies, Inc.
The Lenox Building, Suite 400
3399 Peachtree Road, N.E.
Atlanta, Georgia 30326

Ladies and Gentlemen:

     This opinion is given in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, by Premiere Technologies, Inc., a corporation organized and existing under the laws of the State of Georgia ("Premiere"), with respect to the registration under the Securities Act of 1933, as amended, of 12,388,485 shares of the $.01 par value common stock of Premiere (the "Premiere Common Stock").

     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein.

     Based upon the foregoing, it is our opinion that the shares of Premiere Common Stock will, upon their issuance and sale in accordance with the Registration Statement, be duly authorized, validly issued, fully paid, and non-assessable under the Georgia Business Corporation Code.

     We consent to the use of this opinion and to the reference made to the firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


                                               ALSTON & BIRD LLP


                                               By:  /s/ David E. Brown, Jr.
                                                  -------------------------
                                                   David E. Brown, Jr.